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
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FORM 4                                                                                             |         OMB APPROVAL         |
------                                                                                             |------------------------------|
                                                                                                   |OMB Number:          3235-0287|
                                                                                                   |Expires:   September 30, 1998 |
                                                                                                   |Estimated average burden hours|
                                                                                                   |per response ..............0.5|
                                                                                                   --------------------------------
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
| Eller           Marc                 W.    |        S.I. Diamond Technology, Inc. (SIDT)  |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
| 3006 Longhorn Boulevard                    |    (Voluntary)          |             6/99   |              below)                  |
|                                            |                         |                    | Chairman and Chief Executive Officer |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
| Austin,           Texas            78758   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |     6/17/99       |   P   |      |   25,000   |   A   |$0.91 |                    |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |     6/21/99       |   P   |      |   15,000   |   A   |$1.03 |     353,796        |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

--------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount of        |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   Underlying Securities      |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   (Instr. 3 and 4)           |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |                              |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                              |
|                       |     ative    |   Year)  |          |   of (D)       |    Year)        |                              |
|                       |     Security |          |          |   (Instr. 3,   |                 |                              |
|                       |              |          |          |   4, and 5)    |-----------------|------------------------------|
|                       |              |          |          |                | Date   |Expira- |                    |Amount or|
|                       |              |          |----------|----------------| Exer-  |tion    |        Title       |Number of|
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |                    |   Shares|
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------------------|---------|
|Stock Option-Rt. to Buy|   $0.375     |  5/11/98 |     |    |       |        |  (1)   |7/29/06 |   Common Stock     |  20,000 |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------------------|---------|
|Stock Option-Rt. to Buy|   $0.375     |  5/11/98 |     |    |       |        |  (2)   |11/1/06 |   Common Stock     |  90,000 |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------------------|---------|
|Stock Option-Rt. to Buy|   $0.375     |  5/11/98 |     |    |       |        |  (3)   |7/28/07 |   Common Stock     |  20,000 |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------------------|---------|
|Stock Option-Rt. to Buy|   $0.375     |  5/11/98 |     |    |       |        |  (3)   |5/11/08 |   Common Stock     | 500,000 |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------------------|---------|
|Stock Option-Rt. to Buy|   $0.375     |  6/21/99 | J(4)|    |       |250,000 |  (3)   |5/11/08 |   Common Stock     | 250,000 |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------------------|---------|
|Stock Option-Rt. to Buy|   $0.375     |  7/27/98 |     |    |       |        |  (3)   |5/11/08 |   Common Stock     | 150,000 |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------------------|---------|
|Stock Option-Rt. to Buy|   $0.50      |  1/11/99 |  A  | V  |       |        |  (3)   |1/11/09 |   Common Stock     | 250,000 |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------------------|---------|
|                       |              |          |     |    |       |        |        |        |                    |         |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------------------|---------|
|                       |              |          |     |    |       |        |        |        |                    |         |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------------------|---------|
|                       |              |          |     |    |       |        |        |        |                    |         |
--------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
|8. Price      |   9.  Number of     |      10. Ownership            |   11. Nature of      |
|   of         |       Derivative    |          Form of              |       Indirect       |
|   Deriv-     |       Securities    |          Derivative           |       Beneficial     |
|   ative      |       Beneficially  |          Security:            |       Ownership      |
|   Secur-     |       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|   ity        |       of Month      |          or Indirect (I)      |                      |
|   (Instr. 5) |       (Instr. 4)    |          (Instr. 4)           |                      |
|              |                     |                               |                      |
|--------------|---------------------|-------------------------------|----------------------|
|              |                     |                               |                      |
|--------------|---------------------|-------------------------------|----------------------|
|              |                     |                               |                      |
|--------------|---------------------|-------------------------------|----------------------|
|              |                     |                               |                      |
|--------------|---------------------|-------------------------------|----------------------|
|              |                     |                               |                      |
|--------------|---------------------|-------------------------------|----------------------|
|              |                     |                               |                      |
|--------------|---------------------|-------------------------------|----------------------|
|              |                     |                               |                      |
|--------------|----------------------------------------------------------------------------|
|              |       780,000       |               D               |                      |
|--------------|---------------------|-------------------------------|----------------------|
|              |                     |                               |                      |
|--------------|----------------------------------------------------------------------------|
|              |                     |                               |                      |
|--------------|---------------------|-------------------------------|----------------------|
|              |                     |                               |                      |
|--------------|-----------------------------------------------------------------------------
Explanation of Responses:

(1) Options vest as follows: 1/16 of the options vest every 3 months for the first year following the original grant date and 1/4 of the options remaining vest on the anniversary of the original grant date for the next succeeding 3 years.
(2) Options vest as follows: 1/4 of the options vest on the seventh month following the grant date, and 1/4 of the options remaining on the anniversary of the first vesting period for the next succeeding 3 years.
(3) Fully vested as of grant date.

(4) Transferred 250,000 options to ex-wife, Sharon K. Eller.

**Intentional misstatements or omissions of facts constitute Federal                      /s/ Donald T. Locke           6/30/99
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                     --------------------------------   ----------
                                                                                             Donald T. Locke             Date
                                                                                             Attorney-in-Fact

Note: File three copies of this Form, one of which must be manually signed.                                              Page 2
      If space is insufficient, see Instruction 6 for procedure.

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